Exhibit 99.1

Contact: Holly Schoenfeldt Director of Marketing 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Announces Continuation of Monthly GROW Dividends, Provides Update on Gold

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SAN ANTONIO—December 19, 2023—U.S. Global Investors, Inc. (NASDAQ: GROW), a registered investment advisory firm with longstanding experience in global markets and specialized sectors, is pleased to announce that it will continue its payment of monthly dividends.

The Company’s Board of Directors (the “Board”) approved payment of the $0.0075 per share per month dividend beginning in January 2024 and continuing through March 2024. The record dates are January 8, February 12 and March 11, and the payment dates will be January 22, February 26 and March 25.

At the December 15, closing price of $2.79, the $0.0075 monthly dividend equals a 3.23% yield on an annualized basis. For the 12 months ended September 30, 2023, the Company’s shareholder yield was 6.84%, which was higher than the yield on the 10-year Treasury that same day.1

Gold's Surge Above $2,000 an Ounce as Interest Rates Fall

The Company would also like to take this opportunity to note the positive performance of gold, an important asset to many of the Company’s investments.

“Earlier this month, the yellow metal recorded a new all-time high intraday price of $2,146 per ounce on geopolitical tensions and growing hopes that the Federal Reserve is done hiking rates and will soon begin easing. As of December 18, 2023, gold was trading above its 50-day moving average, which we consider to be a bullish signal and which many trend investors follow,” says Frank Holmes, the Company’s CEO and Chief Investment Officer.

1 The Company computes shareholder yield by adding the percentage of change in shares outstanding to the dividend yield for the 12 months ending September 30, 2023. The Company did not have debt; therefore, no debt reduction was included.

“As many readers are aware, the price of gold has historically shared an inverse relationship with Treasury yields. The yield on the 10-year Treasury note, now below its 200-day moving average, has decreased to approximately 3.9%, down from a multiyear high of approximately 5% observed in October. This decline is attributed to the ongoing decrease in the annual inflation rate and the increased probability that the Fed will begin reducing short-term interest rates instead of raising them.”

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides investment advisory and other services to U.S. Global Investors Funds and U.S. Global ETFs.

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The continuation of future cash dividends will be determined by U.S. Global’s board of directors, at its sole discretion, after review of the Company's financial performance and other factors, and is dependent on earnings, operations, capital requirements, general financial condition of the Company and general business conditions. The shareholder yield is a ratio that shows how much money the company is sending back to shareholders through a combination of dividends and share repurchases.